EXHIBIT 21.1

Think Partnership Inc. d/b/a Kowabunga!, Inc., a Nevada corporation, is the parent company of:

MarketSmart Interactive, Inc., Inc., a North Carolina corporation;

Cherish, Inc., a North Carolina corporation;

MarketSmart Advertising, Inc., a North Carolina corporation;

Rightstuff, Inc. d/b/a Bright Idea Studio, a North Carolina corporation;

CheckUp Marketing, Inc., a North Carolina corporation;

Ozona Online Network, Inc., a Florida corporation;

KowaBunga! Marketing, Inc., a Michigan corporation

PrimaryAds, Inc., a New Jersey corporation

Real Estate School Online, Inc., a Florida corporation

Vintacom Florida, Inc., a Florida corporation

Morex Marketing Group, LLC, a New York limited liability company

Litmus Media, Inc., a Missouri corporation

Web Diversity Ltd., a United Kingdom company

iLead Media, LLC, a Delaware limited liability company

Cherish, Inc. is the parent company of Personal Plus, Inc., a Florida corporation.

Vintacom Florida, Inc. is the parent company of Vintacom Media Group, ULC, an Alberta limited liability company

Vintacom Media Group, ULC is the parent company of the following Alberta corporations:

Relationship Exchange Holdings Ltd.

Relationship Exchange Limited